J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

ARTICLES OF AMENDMENT

J.P. Morgan Fleming Mutual Fund Group, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of stock of the Corporation as set forth below:

Current Name	New Name

Mid Cap Value Fund	JPMorgan Mid Cap Value Fund

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 13th of February, 2020.

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

By:	/s/ Brian Shlissel
Brian Shlissel
President

ATTEST:

/s/ Keri E. Riemer
Keri E. Riemer
Assistant Secretary